Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sify Technologies Limited

We consent to the incorporation by reference in the registration statement (No. 333-165248) on Form S-8 of Sify Technologies Limited and its subsidiaries (the ‘Company’) of our report dated June 20, 2018 with respect to the consolidated statements of financial position of Sify Technologies Limited as of March 31, 2018 and March 31, 2017 and related consolidated statements of income, comprehensive income, changes in equity and cash flows for the years ended March 31, 2018, March 31, 2017 and March 31, 2016 and the effectiveness of internal control over financial reporting as of March 31, 2018, which report appear in the March 31, 2018 annual report on Form 20-F of Sify Technologies Limited.

/s/ ASA & Associates LLP
ASA & Associates LLP
Independent Registered Public Accounting Firm
Chennai, India
June 20, 2018